Exhibit 10.1

February 16, 2024

CONFIDENTIAL

Mr. Amro Albanna

Chairman & Chief Executive Officer

Aditxt, Inc.

737 N. Fifth Street, Suite 200

Richmond, VA, 23219

Re:	M&A Engagement Letter

Dear Mr. Albanna:

The purpose of this engagement letter is to establish our agreement pursuant to which Dawson James Securities, Inc. (“Dawson”) will serve as financial advisor with respect to a one or more potential Business Combinations (as defined herein) involving Aditxt, Inc. (together with its affiliates and subsidiaries, the “Company”).

During the term of this engagement, and as mutually agreed upon by Dawson and the Company, we will provide you with financial advice and assistance in connection with a possible transaction, or series of transactions, involving one or more of the Company’s affiliates or subsidiaries equity or assets, through any form of transaction, including, without limitation, merger, stock purchase, asset purchase, recapitalization, reorganization, consolidation, amalgamation, or other transaction with that currently is not subject to a business combination agreement with the Company (any of the forgoing, a “Business Combination”).

1. Services. Unless otherwise directed by the Company, Dawson, in accepting the engagement, agrees to:

(a) Review the Company’s historical operating performance, current business plan and projected financial performance, industry dynamics and other matters relevant to an evaluation of the Company.

(b) Assist the Company in developing a descriptive memorandum and other presentation materials, as appropriate, to emphasize the future potential of the Company and identify elements of value not easily apparent from historical financial information.

(c) Present the opportunity to parties interested in consummating a Business Combination on a confidential basis and assist in the information gathering/due diligence process.

(d) Advise on the structuring of a Business Combination and evaluate proposals and assist in negotiating best available terms.

(e) Coordinate visits to the Company’s facilities and supervise interviews with key personnel.

1 North Federal Highway • Suite 500 • Boca Raton, FL 33432 • Toll Free 866.928.0928 • Main 561.391.5555 • Fax 561.391.5757 • www.dawsonjames.com

Member FINRA/SIPC

(f) Coordinate due diligence.

(g) Work with parties interested in consummating a Business Combination, other retained professionals and representatives of Company to negotiate the final terms and conditions of the definitive agreements.

(h) Assist in the closing of a Business Combination.

2. Term and Termination. The term (the “Term”) of Dawson’s appointment and authorization hereunder shall extend from the date hereof through 12 months or until terminated as set forth below. Either party may terminate Dawson’s engagement hereunder at any time, without cause, by giving the other party at least thirty (30) days prior written notice; provided however, the Company’s obligation to pay Dawson’s fees and expenses under Sections 3 shall survive such termination. Further, Dawson shall be entitled to compensation as described herein for any Business Combinations closed or consummated by the Company within the twelve (12) month period following termination of this Agreement that (i) are with parties that were contacted by Dawson (including any referrals to other buyers by such contacts) or (ii) use, directly or indirectly, of any materials prepared by Dawson (or materials in which Dawson materially assisted in the preparation) while this Agreement was in effect. In the event of termination, Dawson will disclose to the Company the names of all parties (including any referral sources) that were contacted by Dawson on behalf of the Company during the term of this Agreement.

3. Transaction Fee; Expenses. The Company shall compensate Dawson for the services to be provided by Dawson to the Company, and in the following amounts:

(a) On the later of (i) the closing of an offering resulting in gross proceeds to the Company of greater than $4.9 million, or (ii) five (5) days of the execution of this Agreement, the Company will remit to Dawson a non-refundable fee to compensate Dawson for the services to be provided during the Term of this Agreement in the amount of $1,850,000 (the “Initial Fee”). In the event of an early termination of this Agreement, no portion of the Initial Fee shall be refundable. Notwithstanding anything in this Agreement to the contrary, at the Company’s option, and subject to the Company securing any required waivers and / or consents, up to 50% of the Initial Fee may be paid in securities of the Company (the “Securities Consideration”). The Securities Consideration shall consist of the Preferred Stock Units to be issued in the Company’s contemplated bridge financing, and shall be valued at the price established in that financing. The Company agrees to register the resale of the Securities Consideration as soon as reasonable practicable, subject to the Company securing any required waivers and / or consents.

(b) In addition, with respect to any business combination (i) that either is introduced to the Company by Dawson following the date of this Agreement or (ii) that with respect to which the Company hereafter requests Dawson to provide M&A advisory services, Company shall compensate Dawson in an amount equal to 5% of the Total Transaction Value (defined below) with respect to the first $20.0 million in Total Transaction Value plus 10.0% of the Total Transaction Value that is in excess of $20.0 million in the amounts set forth on Appendix B (the “Transaction Fee”). Such Transaction Fee is contingent upon the consummation of such a Business Combination and shall be payable upon the closing thereof. For purposes of this Agreement, “Total Transaction Value” shall equal the total amount of cash consideration, and the fair market value of any equity or debt securities or other non-cash consideration payable for the fully-diluted common shares or other equity or securities (including debt) (or, in the case of an asset transaction, the assets) of the company or portion of the company acquired in the Business Combination, as the case may be (in the case of non- cash consideration, such fair market value to be mutually agreed upon on or prior to the business day prior to the completion of any Business Combination); provided, however, that in the case of securities listed with an existing public trading market (including, but not limited to, any such securities subject to resale restrictions), the value thereof shall be determined by the last sales price for such securities on the last trading day thereof prior to the completion of any Business Combination), plus the principal amount of any indebtedness for money borrowed or capital lease obligations, minority interest and/or preferred stock assumed, retired or defeased by the purchaser in connection with any Business Combination. Total Enterprise Value shall also include, without duplication, the aggregate amount of any cash dividends or other distributions that are outside of the ordinary course and are declared by the Company in connection with the Business Combination.

(b) In addition to any fees that may be payable to Dawson, the Company agrees to reimburse Dawson for all travel and other out-of-pocket expenses arising out of Dawson’s engagement hereunder, including, but not limited to, all reasonable fees and disbursements of attorneys, accountants and other professional advisors, provided that any expenses in excess of $5,000 shall require the Company’s prior written approval. Periodically, Dawson shall bill for expenses incurred and reimbursable hereunder, whereupon the Company shall reimburse Dawson for such expenses.

(c) Except as expressly set forth in this Agreement, each applicable fee described above shall be additive to any other fees earned by Dawson relating to any other transaction. All amounts owing to Dawson hereunder shall be the joint and several liability of the Company and each of its subsidiaries and, unless otherwise agreed by Dawson in its sole and absolute discretion, shall be made in cash by wire transfer of immediately available U.S. funds, without deduction for any tax to an account designated by Dawson immediately when due and payable under this Agreement. No amounts paid or payable to Dawson or any of its affiliates under this Agreement shall be credited against any other amounts paid or payable to Dawson except as otherwise expressly stated in this Agreement. The Company’s obligation to pay any fee or expense set forth in this Agreement shall be absolute and unconditional and shall not be subject to reduction by way of setoff, recoupment or counterclaim.

4. Indemnification; No Third Party Beneficiaries; No Fiduciary Obligations.

(a) The Company and Dawson acknowledge and agree that Dawson is acting as an independent contractor, and is not a fiduciary of, nor will the engagement hereunder give rise to fiduciary duties to, the Company. Execution of this Agreement shall obligate the Company to the indemnification terms set forth in Appendix A attached hereto and incorporated herein by reference. The Company’s obligations under this paragraph shall survive the termination or expiration of this Agreement.

(b) This Agreement does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that: (i) Dawson is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of Dawson hereunder, all of which are hereby expressly waived; and (ii) Dawson is a full service securities firm engaged in a wide range of businesses and from time to time, in the ordinary course of its business, Dawson or its affiliates may hold long or short positions and trade or otherwise effect transactions for its own account or the account of its customers in debt or equity securities or loans of the companies which may be the subject of the transactions contemplated by this Agreement. During the course of Dawson engagement with the Company, Dawson may have in its possession material, non-public information regarding other companies that could potentially be relevant to the Company or the transactions contemplated herein but which cannot be shared due to an obligation of confidence to such other companies.

5. Information Furnished by the Company. Dawson may rely entirely, without independent investigation, on publicly available information and such other information as may be furnished to it by the Company. The Company agrees to promptly furnish to Dawson all information concerning the Company which Dawson and the Company reasonably deem appropriate and to provide to Dawson reasonable access to the Company’s officers, directors, employees, accountants, and counsel. The Company hereby represents and warrants that all information furnished to Dawson by the Company shall be complete and correct in all material respects when furnished and shall not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statement therein not misleading in the light of the circumstances under which such statement was made.

6. Additional Responsibilities of the Company. The Company shall provide Dawson with the following:

(a) Referral of all communications regarding the Business Combination.

(b) Access to and use of Company personnel as reasonably needed by Dawson.

(c) Access to the Company’s outside professional resources, e.g. attorneys, accountants, or consultants.

(d) Such other resources and support as reasonably required by Dawson in the performance of services under this Agreement.

7. Confidentiality. Any information that is delivered to Dawson by the Company will be kept confidential and will not be revealed to any third party without the prior written consent of the Company, except as is required by law or in Dawson’s performance of services as described herein (including, without limitation, disclosure to Dawson’s attorneys, accountants, or advisors). Likewise, this and all other documents delivered to the Company by Dawson will be kept confidential by the Company and will not be shared with any party except for the Company’s attorneys, accountants, or advisors. Except as required by law or disclosed by the Company to its outside legal counsel or accountants, any advice provided by Dawson under this Agreement shall not be disclosed to third parties without Dawson’s prior written approval.

8. Right to Advertise. The Company agrees, subject to written approval by an acquiror, that, in the event of consummation of a successful Business Combination, Dawson shall have the right to place advertisements on its website, and in financial and other newspapers or periodicals, at its own expense, describing its services to the Company hereunder.

9. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company, the Indemnified Parties (as defined on Appendix A), and their respective successors and assigns, including, without limitation, any entity or individual that may acquire all or substantially all of the Company’s assets and business or into which the Company may be consolidated or merged, and Dawson, its successors and assigns, including, without limitation, any entity or individual that may acquire all or substantially all of Dawson’s assets and business or into which Dawson may be consolidated or merged. Dawson may assign its right to payment, but not its obligations, under this Agreement.

10. Other Agreements. This Agreement constitutes the entire agreement of the parties and supersedes all prior understandings between the parties. This Agreement shall not be amended or modified except in a writing signed by all of the parties hereto.

11. Non-Waiver. No delay or failure by either party in exercising any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Authority. Each of the parties hereto represents and warrants, each to the other, that this Agreement has been duly authorized by its representative governing body and, if required by law or agreement, its shareholders, partners or members; and that this Agreement constitutes a valid and enforceable obligation of each of the parties in accordance with its terms.

14. Survival. The provisions of Sections 2, 3, 4, 7, 8, 9, 10, , 14, and 14shall survive any termination of this Agreement and shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of Dawson, any Indemnified Person or any person controlling any of them; (b) consummation of a Business Combination; or (c) any termination or expiration of this Agreement, and shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of Dawson and each of the Indemnified Parties.

15. Modification; Governing Law; Venue; No Jury Trial. This engagement letter will be deemed to have been made and delivered in the State of Florida and both the binding provisions of this engagement letter and the transactions contemplated hereby and by the Underwriting Agreement will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of Florida, without regard to the conflict of laws principles thereof. Each of Dawson and the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby will be instituted exclusively in the courts located in the county of Palm Beach, Florida (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the courts located in the county of Palm Beach, Florida, in any such suit, action or proceeding. Each of Dawson and the Company further agrees to accept and acknowledge  service of any and all process which may be served in any such suit, action or proceeding in such courts and agrees that service of process upon the Company mailed by certified mail to the Company’s address will be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon Dawson mailed by certified mail to Dawson’s address will be deemed in every respect effective service process upon Dawson, in any such suit, action or proceeding. Notwithstanding any provision of this engagement letter to the contrary, the Company agrees that neither Dawson nor its affiliates, and the respective officers, directors, employees, agents and representatives of Dawson, its affiliates and each other person, if any, controlling Dawson or any of its affiliates, will have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by the Company that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities. Dawson will act under this engagement letter as an independent contractor with duties to the Company. Each of the parties hereto expressly waives all right to trial by jury in any action or proceeding arising out of this Agreement.

If you are in agreement with the foregoing, please sign and return to us one copy of this engagement letter. This engagement letter may be executed in counterparts (including facsimile or .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Very truly yours,

DAWSON JAMES SECURITIES, INC.

By:	/s/ Robert D. Keyser, Jr.
Name:	Robert D. Keyser, Jr.
Title:	CEO

Accepted and agreed as of the date first written above:

ADITXT, INC.

By	/s/ Amro Albanna
Name:	Amro Albanna
Title:	Chief Executive Officer

APPENDIX A

Indemnification Provisions

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the engagement agreement dated February 16, 2024 (as amended from time to time, the “Agreement”) between Dawson James Securities, Inc. and Aditxt, Inc.

The Company agrees to indemnify and hold harmless Dawson, its affiliates, affiliated entities, directors, officers, employees, consultants, legal counsel and other professional advisors, agents, controlling persons and the respective directors, officers agents and employees of each of the controlling persons (Dawson and all of such other persons collectively, the “Indemnified Parties” and individually an “Indemnified Party”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, and other liabilities (collectively, “Liabilities”), and will fully advance and/or promptly reimburse each Indemnified Party for any and all reasonably incurred fees, costs, expenses and disbursements (collectively, “Expenses”), as and when incurred, of investigating, preparing or defending any claim, action, suit, proceeding or investigation, whether or not in connection with pending or threatened litigation or arbitration, and whether or not Indemnified Party is a party (collectively, “Actions”) (including any and all legal and other Expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), arising out of or in connection with any advice or services rendered or to be rendered by an Indemnified Party pursuant to the Agreement, the Business Combinations contemplated thereby or any of the Indemnified Party’s actions or inactions in connection with any such advice, services or Business Combination; provided, however, such indemnity agreement shall not apply to any portion of any such Liability or Expense that is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from bad faith, gross negligence, or willful misconduct on the part of such Indemnified Party.

If any Action is commenced as to which an Indemnified Party proposes to demand indemnification hereunder, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to promptly notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the Expenses of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against an Indemnified Party made with the Company’s written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of an Indemnified Party, which consent shall not be unreasonably withheld, settle or compromise any claim, or permit a default or consent to the entry of any judgment, in any Action in respect of which indemnification may be sought hereunder. The Company shall not, without the prior written consent of an Indemnified Party, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action in respect of which advancement, reimbursement, indemnification or contribution may be sought hereunder (whether or not such Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Party, acceptable to such Indemnified Party, from all Liabilities arising out of such action for which indemnification or contribution may be sought hereunder and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

If a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Liabilities and Expenses to which the Indemnified Parties may be subject in accordance with the relative benefits received by the Company, on the one hand, and Dawson, on the other hand, and as well as other relevant equitable considerations. The Company agrees for purposes of this paragraph that the relative benefits to the Company and Dawson of any contemplated Business Combination (whether or not consummated) shall be deemed to be in the same proportion as the total value paid or issued or contemplated to be paid or issued to the Company or its shareholders or limited partners in connection with such Business Combination bears to the fees paid to Dawson under this Agreement.